Exhibit 5.1

September 15, 2003

Board of Directors
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

Ladies and Gentlemen:

     We are acting as counsel to Martek Biosciences Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the resale of up to 49,915 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), issued pursuant to an Asset Sale and Purchase Agreement, dated as of July 21, 2003, by and among FermPro Manufacturing, LP, a Georgia limited partnership (“FermPro”), Astral Technologies, Inc., a South Carolina corporation and the general partner of FermPro, certain limited partners of FermPro as specified in Schedule 1 therein, the Company, and Martek Biosciences Kingstree Corporation, as buyer pursuant to the Joinder Agreement dated as of September 5, 2003, as amended by the First Amendment to Asset Sale and Purchase Agreement dated as of September 2, 2003, and as further amended by the Second Amendment to Asset Sale and Purchase Agreement dated as of September 5, 2003 (collectively, the “Asset Sale and Purchase Agreement”), all of which Shares are to be sold by certain selling stockholders (the “Selling Stockholders”) named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Asset Sale and Purchase Agreement.

3.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on April 9, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Directors of the Company duly adopted on May 22, 2003 at a meeting of the Board of Directors, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Shares, the Asset Sale and Purchase Agreement and the arrangements in connection therewith.

6.	A certificate of the Senior Vice President and General Counsel of the Company dated the date hereof, as to certain facts relating to the Company.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that assuming the receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors referred to in Paragraph 5 above, the Shares are validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.